Ex 10.57

August 7, 2023
Re: Retention Award
Dear Matthew Coffman,

As we move forward with our focus on our direct store delivery business, it is critical that key employees like you remain with Farmer Brothers (the "Company"). You possess a highly valuable skill set and knowledge, and your efforts and contributions are vital to the stability and future of the business.
The Company is offering you a special retention award in recognition of your importance to the future of the Company. I am pleased to offer you a special one-time retention bonus of $50,000 (the "Retention Bonus"). In return for your commitment to remain with the Company, the Retention Bonus will be paid to you, subject to the terms set forth on the following pages.
Please return a signed copy of this letter agreement (the "Agreement") to Amber Jefferson, Chief Human Resources Officer, no later than Friday, August 11, 2023.
Matt we truly appreciate your previous, current and future dedicated service to Farmer Brothers.
Sincerely,

Deverl Maserang
President and Chief Executive Officer

Ex 10.57
1. Payment Date(s). The Company will pay fifty percent of the Retention Bonus ($25,000) on March 15, 2024 and fifty percent of the Retention Bonus ($25,000) on September 13, 2024.
2. Eligibility. You must be actively employed by the Company on each of the Payment Date(s) to be eligible to receive payment. If you voluntarily resign from the Company for any reason or you are terminated by the Company for Cause prior to each of the Payment Date(s), you are not entitled to the Retention Bonus.
“Cause” means (a) the willful and continued failure of Executive to perform Executive’s material job duties with the Company Group (other than any such failure resulting from becoming Disabled), after a written demand for substantial performance is delivered to Executive by the Company which specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive’s duties and Executive has had an opportunity for thirty (30) days to cure such failure after receipt of such written demand; (b) engaging in an act (whether by act or omission) of willful misconduct, fraud, embezzlement, misappropriation or theft which results in damage to the Company Group; (c) conviction of Executive of, or Executive pleading guilty or nolo contendere to, a felony (other than a violation of a motor vehicle or moving violation law) or a misdemeanor if such misdemeanor (A) is reasonably expected to or actually causes material damage to the Company Group; or (B) involves the commission of a criminal act against the Company Group; or (d) the breach by Executive of any material provision of, or inaccuracy in any material respect of any representation made by Executive in, the Company’s policies or any agreement to which the Executive is party with the Company or its affiliates, that is not cured within 30 days of written notice from the Company setting forth with reasonable particularity such breach or inaccuracy, provided that, if such breach or inaccuracy is not capable of being cured within 30 days after receipt of such notice, Executive shall not be entitled to such cure period.
3. Tax Withholding. The Company may withhold from the Retention Bonus such federal, state and local taxes as are required to be withheld pursuant to any applicable law or regulation. The Company is not making any warranties or representations to you with respect to the income tax consequences of the Retention Bonus. You are hereby advised to consult with your own tax advisor with respect the tax consequences to you of the Retention Bonus and, if applicable, the repayment thereof.
4. Other Benefits. The Retention Bonus is a special payment to you and will not be considered in computing the amount of salary or compensation for purposes of determining any other bonus, incentive, pension, retirement, death, or other benefit under any other bonus, incentive, pension, retirement, insurance, or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.
5. Employment at Will. The payment of the Retention Bonus (and your acceptance thereof) does not change the at-will nature of your employment relationship, which means that both you and the Company have the right to terminate your employment at any time, with or without advance notice and with or without cause. It also means that your job duties, title, responsibilities, reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time at the sole discretion of the Company.
6. Miscellaneous. You agree that you will use your best efforts to perform your duties and responsibilities to the Company. You also agree that you will keep the terms of this Agreement confidential, and will not, except as required by law, disclose the terms of this Agreement to any person other than your spouse or professional advisors (who must also keep the terms of this Agreement confidential). You further agree that you will comply with all other confidentiality and other restrictive covenants that you may be subject to under any other agreement with, or policy of, the Company or any of its affiliates. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.
ACCEPTED
Signature: _________/s/Matthew Coffman____________________________________
Name: _____Matthew Coffman_____________ Date: __8/10/2023________________
cc: Amber Jefferson